Exhibit 23.1

July 29, 2022

Bruush Oral Care Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on form F-1, of our report dated June 30, 2022, except for Notes 3, 15 and 16 to the financial statements, as to which the date is July 15, 2022, relating to the financial statements as of October 31, 2021 and for the nine month period ended October 31, 2021, and our report dated June 30, 2022, except for Notes 3 and 14 to the financial statements, as to which the date is July 15, 2022, relating to the financial statements as of January 31, 2021 and for year ended January 31, 2021 of Bruush Oral Care Inc., which is contained in that Prospectus. Our reports contain an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Yours very truly,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS